UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  /X/

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/X /  Preliminary Proxy Statement

/  / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement

/  /  Definitive Additional Materials

/  /  Soliciting Material Pursuant to Section 240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P. and Q4 FUNDING, L.P.

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED OCTOBER 14, 2010

Q Funding III, L.P.
Q4 Funding, L.P.

301 Commerce Street, Suite 3200
Fort Worth, Texas 76102

PROXY STATEMENT
IN OPPOSITION TO THE BOARD OF DIRECTORS OF
THE GENERAL PARTNER OF
CEDAR FAIR, L.P.

SPECIAL MEETING OF UNITHOLDERS

_________ ____, 2010

This Proxy Statement and the enclosed GREEN proxy card are being furnished to the unitholders of Cedar Fair, L.P. (the "Company") in connection with the solicitation of proxies by each of Q Funding III, L.P. and Q4 Funding, L.P. (together with Geoffrey Raynor, collectively, "Q Investments") to be used at a special meeting of the Company's limited partner unitholders to be held on _________ ___, 2010 (the "Special Meeting") and at any and all adjournments or postponements thereof.

The Special Meeting will be held at ___________ local time on ___________, 2010 at _____________________________, and the close of business on ________ _____, 2010 has been fixed as the record date for determining unitholders entitled to notice of and to vote at the Special Meeting. According to the Company's Fifth Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), the General Partner of the Company (the "General Partner") is required to give notice of the Special Meeting to unitholders and to set the place of the Special Meeting within ten days (or such later time as may be reasonably necessary for the Company to comply with certain applicable statutes, rules, regulations or similar requirements) of the General Partner's receipt of a request to call a special meeting. The principal executive offices of the Company are located at One Cedar Point Drive, Sandusky, Ohio 44870. This Proxy Statement and the enclosed GREEN proxy card are first being mailed to unitholders on or about ______ ___, 2010.

According to the Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2010 filed by the Company with the Securities and Exchange Commission on August 6, 2010, the units representing limited partner interests of the Company (the "Units") issued and outstanding and entitled to vote as of August 1, 2010 were approximately 55,324,273. Each Unit has one vote per proposal.

THESE ARE PRELIMINARY PROXY MATERIALS AND, IN ACCORDANCE WITH UNITED STATES SECURITIES LAWS, DO NOT INCLUDE A PROXY CARD. ONCE OUR PROXY MATERIALS BECOME DEFINITIVE, YOU WILL RECEIVE ANOTHER COPY ALONG WITH OUR GREEN PROXY CARD THAT YOU CAN USE TO VOTE YOUR UNITS.

Pursuant to this Proxy Statement, Q Investments is soliciting proxies from holders of the Company's outstanding Units for the purpose of considering and voting upon the Special Meeting Proposals, which include the amendment of the Partnership Agreement to require the implementation of a policy providing that the Chairman of the Board of Directors be an independent director who has not previously served as an officer of the General Partner of the Company or its affiliates (the "Separation of Chairman and Chief Executive Officer Resolution"), the amendment of the Partnership Agreement to require the prioritization of an increased distribution to unitholders (the "Distribution Resolution"), and such other business as may properly come before the Special Meeting.

Q Investments owns beneficially 10,021,418 Units, or approximately 18.1% of the Company's outstanding Units. Q Investments intends to vote its Units (i) FOR the Separation of Chairman and Chief Executive Officer Resolution and (ii) FOR the Distribution Resolution. Q Investments urges you to sign, date and return today the enclosed GREEN proxy card in the enclosed postage prepaid envelope. Q Investments respectfully requests that you not return any proxy forms sent to you by the Company. If you have returned a Company proxy card, even if to withhold authority to vote, please sign, date and return the enclosed GREEN proxy card in the enclosed postage-prepaid envelope. The latest dated proxy is the only one that counts. Regardless of how many Units you own, your vote is very important.

IMPORTANT NOTE: If your Units are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a proxy with respect to your Units, and only upon receipt of your specific instructions. Accordingly, you should sign, date and return the enclosed GREEN proxy card in the envelope provided or contact the person responsible for your account and give instructions for the GREEN proxy card to be signed representing your Units. If your Units are held in the name of a brokerage firm, bank nominee or other institution, you may also vote by telephone or Internet. Please refer to your GREEN proxy card for the Internet address and toll-free telephone number.

For assistance or further information, please call D.F. King & Co., Inc. ("D.F. King"), which is assisting us in this matter:

D. F. King & Co., Inc.
Unitholders Call Toll-Free: (800) 488-8075
Banks and Brokerage Firms Call: (212) 269-5550

REASONS FOR THE SOLICITATION

Q Investments is asking the unitholders to express their desire to see changes at the Company. As justification, unitholders need to look no further than the date of the Company's last significant financial decision on July 29, 2010, the day that it locked in its new financing. Since then, unitholders can clearly see that the Company's equity price has underperformed that of Six Flags, Inc., its closest competitor. From July 29, 2010 through October 13, 2010, the price of the Company's Units has DECREASED by 1.3% while the price of Six Flags' shares has INCREASED by 48.4%. The board of Six Flags has been taking many actions aimed at improving their company while our Chief Executive Officer and Chairman of the Board, Richard Kinzel, seems to have a primary goal of simply paying down debt. Given the Company's underperformance, Q Investments believes the markets have resoundingly said that they do not agree with this primary goal.

In our opinion, this recent financing decision is just one of many missteps that the Company has made over the past few years. Q Investments believes another recent misstep was the Company's ill-timed decision to sell the Company to Apollo for $11.50 per Unit, which the unitholders clearly did not support. Q Investments can only believe that the actions this Company has taken over the past few years have led to the quandary that we now find ourselves in. It is time that we, as unitholders, begin to implement change. Q Investments believes that there are two immediate actions unitholders should take to begin this transformation.

1. Q Investments believes the first necessary action is to separate the roles of Chairman of the Board and Chief Executive Officer. Mr. Kinzel has been the Chairman of the Board since 2003, and bringing in a truly independent Chairman may not only help the Company avoid future missteps, but will also distribute some of the concentrated power that Mr. Kinzel currently enjoys. This step should encourage both a more vibrant discussion at the board level and, we believe, a better thought-out strategic plan. When Mr. Kinzel became Chairman of the Board on May 21, 2003, the Company's Unit price was $26.54, and as of October 13, 2010, its Unit price was $13.62--a decline of over 48.7% during Mr. Kinzel's reign as Chairman of the Board. Over the same period of time, the S&P Index has increased by approximately 27.6%. How many executives who have presided over this type of destruction in value while the general markets have soared still have their current jobs?

2. Q Investments believes the second necessary action is to reinstate a meaningful distribution. The Company's recent announcement that it is going to reinstate a mere $0.25 distribution this year is too little too late. Since the Company began reducing its distribution last year, the price of its Units has languished. Many of the unitholders presumably depend upon this distribution each year, and in this new world of yield-starved investors, Q Investments believes the reinstatement of a meaningful distribution would have an immediate, positive impact on the Company.

Q Investments hopes that you will agree with its ideas and vote FOR each of its two proposals.

Reasons to Vote in Favor of the Separation of Chairman and Chief Executive Officer Resolution

It is the responsibility of the Company's Board of Directors (the "Board") to protect unitholders' long-term interests by providing independent oversight of management, including the Chief Executive Officer ("CEO"), in directing the Company's business and affairs. Richard Kinzel is currently both the Chairman of the Board and the CEO, and Q Investments believes that this structure may not adequately protect unitholders.

Q Investments believes that Mr. Kinzel is a skilled operator of theme parks. However, strong operating skills do not automatically translate into exceptional performance in all other important areas that fall within the responsibilities of a Chairman of the Board. For example, the Company recently issued debt in the midst of market unrest, which put numerous restrictions on the Company, including what currently amounts to a $0.36 per annum cap on distributions to unitholders as compared to a $1.90 distribution when the Company had similar earnings.

Questionable Decisions by Mr. Kinzel. Many have also pointed out issues with Mr. Kinzel's advocating the sale of the business to Apollo at $11.50 per Unit late last year and, given the collapse of the transaction and the outright cancellation of the unitholder vote, it would seem that a majority of the unitholders likely agreed with Q Investments' opposition and did not agree with the direction Mr. Kinzel or the Board wanted to pursue.1

Additionally, Q Investments believes that the recent departure of Jack Falfas, the former Chief Operating Officer, reasonably calls into question the stability of the succession planning in the executive office. There has been speculation about the events that led to the departure of Mr. Falfas.2 Clearly, when the number two executive leaves abruptly after 34 years of service with rumors circulating as to why, it is cause for concern. A separate, independent Chairman of the Board may have been able to help Mr. Kinzel and Mr. Falfas work through their differences in a way that would have been in the best interest of the Company and the unitholders.

Country Club Atmosphere on the Board. When looking at the Board, unitholders must not only take notice of the length of time that some of the members have served, but also recognize that, until this year, each director was hand-picked by Mr. Kinzel and his Board. Before the addition of the two new Board members earlier this year--when Q Investments took actions that forced Mr. Kinzel and the Board to agree to add these two new members--the average age of this Board was 65. While Mr. Kinzel and Mr. Ferreira are the two oldest members at 69, the other Board members are generally the same age, which we believe indicates a lack of age-diversity on the Board.

The average tenure for a Board member is 10 years. When colleagues have been together this long, it can often lead to a very comfortable board setting and to a reduction in the types of debates and vibrant discussions that must occur for companies to be most successful. A new Chairman of the Board could add to the diversity of thought and could facilitate lively discussion in the board room about the various strategic alternatives facing the Company. Had this Board previously had a Chairman who could have driven this type of board-level discussion, we might be in a much different position now. A strong, independent Chairman of the Board will help ensure that we continue to diversify the Board and that we put the past behind us.

Disrespecting Unitholders. The Board needs to be reminded that they represent unitholders--and that unitholders elect them to the Board. Earlier this year, as a sign of extreme disrespect, in Q Investments' opinion, the Board waited until the very eve of the meeting scheduled to approve the Apollo transaction to inform unitholders that the meeting had been cancelled. Many unitholders did not know that the meeting had been cancelled until they arrived at the Sandusky State Theater the next morning. Needless to say, the unitholders that did show up were incensed and held an impromptu protest meeting.3 Unfortunately, this meeting was not official but, in Q Investments' opinion, was a clear sign that at least

___________________________
1See "Cedar Fair purchase is hardly a done deal," Sandusky Register (December 22, 2009); "Knott family not excited about Cedar Fair sale," Sandusky Register (December 30, 2009); "More bad news for Cedar Fair deal proponents," Sandusky Register (February 25, 2010); and "The Activist Spotlight," Barron's (February 13, 2010).
2See the Coasterbuzz.com thread "Breaking news: Sources tell CoasterBuzz that Jack Falfas has resigned as COO of Cedar Fair."
3See "Cedar Fair deal's future in question," Toledo Blade (March 17, 2010).

some have come to wonder whether this Board still cares about its unitholders from their seats high up on the mountain top.

Separation of Powers. Furthermore, separating the roles of Chairman of the Board and CEO is merely good corporate governance. Q Investments believes that absolute power at the top of any organization is never a good thing and that unitholders should let Mr. Kinzel operate the business while someone else governs.

Mr. Kinzel has been the CEO of this Company for almost 25 years, and Q Investments believes that a strong counterbalance to influence discussion at the board level is, therefore, especially important. Such a Chairman should be someone that all executives within the Company can come to for a free and open discussion without fear of dismissal. Additionally, Q Investments believes, in light of recent financial decisions made by the Company, that a Chairman with a strong background in corporate finance would be helpful.

In Today's Environment, this is Simply Good Corporate Governance. According to a study released last year by the Yale School of Management's highly respected Millstein Center for Corporate Governance and Performance, "[t]he time has come for independent chairmanship in corporate North America." Otherwise, the study concluded, a board is "led by the one obvious conflicted person to monitor the CEO and senior management: the CEO." Or, in plainer English, how can a board effectively monitor the CEO and his management team when the CEO himself is in charge of the board? Top corporate governance advisors, such as Risk Metrics/ISS and Glass Lewis, have also each recommended the separation of the Chairman and CEO as generally the best practice in corporate governance.

Q Investments is aware that Mr. Kinzel has an employment agreement saying that he "shall continue to serve as Chairman of the Board until December 30, 2011, provided he is elected a member of the Board." Q Investments hopes that, in the interest of good corporate governance, Mr. Kinzel would agree to waive this provision and allow for a truly independent Chairman. If he does not, then unitholders could reasonably question whether Mr. Kinzel is putting his own interest ahead of those of unitholders.

Q Investments, therefore, urges unitholders to vote their GREEN Proxy Card FOR the Separation of Chairman and Chief Executive Officer Resolution.

Reasons to Vote in Favor of the Distribution Resolution

As can be seen by the chart below, the Company's Unit price appears to be correlated with its distribution. Once the Company either significantly reduces or eliminates the distribution, the price of the Units apparently reacts accordingly and only recovers when a unique event occurs, such as Apollo's announcement of its offer to buy the Company for $11.50 per Unit on December 16, 2009.

Unit Price vs. Distributions Paid
$34.00
$32.00
$30.00
$28.00
$26.00
$24.00
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
7/3/2006
10/3/2006
1/3/2007
4/3/2007
7/3/2007
10/3/2007
1/3/2008
4/3/2008
7/3/2008
10/3/2008
1/3/2009
4/3/2009
7/3/2009
10/3/2009
1/3/2010
4/3/2010
7/3/2010
Unit Price
Annualized Distribution

The Last Time the Company Had Similar Earnings it Was Paying a $1.90 Distribution. As can be seen by the chart below, the Company has been able to pay significant distributions to unitholders in previous years when earnings (which we define as the Company's reported Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization plus one-time costs, such as merger/refinancing fees and legal settlements) have been at approximately the current level. The last time earnings were roughly $340 million in 2007, which is the upper end of this year's guidance, the Company was making a distribution of $1.90 per Unit. While Q Investments believes that in today's market environment it may be imprudent to reinstate such a distribution, Q Investments believes that the Company can easily afford to pay a $1.00 per Unit distribution to unitholders, which would leave it with approximately $50 million of annual free cash flow to pay down debt in a normalized environment.

Adjusted Earnings vs. Annualized Distributions
The last time Adjusted EBITDA was approximately $340 million (the upper end of this year's guidance), the distribution was $1.90.
$380
$360
$340
$320
$300
$280
$260
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
6/30/2007
9/30/2007
12/31/2007
3/31/2008
6/30/2008
9/30/2008
12/31/2008
3/31/2009
6/30/2009
9/30/2009
12/31/2009
3/31/2010
6/30/2010
9/14/2010
Adjusted Earnings
Annualized Distributions

Mr. Kinzel Thinks Reducing Debt is More Important than Reinstating Meaningful Distributions. Mr. Kinzel has publicly stated that he would like to reduce leverage to around four to four-and-a-half times earnings, and is not committed to paying what Q Investments would characterize as a meaningful distribution.4 Q Investments believes this is the wrong primary goal. While Q Investments believes that some de-leveraging may be prudent, it should not be the number one goal. The number one goal of this Company should be reinstating a meaningful distribution, which Q Investments hopes will increase the Unit price. At most, reducing leverage should be a secondary goal.

Unfortunately, the covenants in the Company's new debt agreement prevent it from making distributions in excess of $0.36 per Unit for the next couple of years. As Q Investments expected, unitholders have seen the negative ramifications of the Company's recent actions: the price of the Units has languished since the Company announced the completed financing on July 29, 2010, while the price of its primary competitor, Six Flags, has increased by 48.4%.

The first step towards rectifying what we view as the present regrettable situation is to work with the Company's creditors to amend the restrictive covenants so the Company can start paying a meaningful distribution again.

Would a separate Chairman of the Board with financial expertise have made different decisions than those recently made by Mr. Kinzel? Of course, there is no way to know; but, Q Investments has to believe that, had there been a separate Chairman with financial expertise, there would surely have been a much broader discussion in the boardroom concerning the impact of the recent financing on the distribution.

______________________________
4 Stated by Mr. Kinzel on the Company's Third Quarter 2009, First Quarter 2010, and Second Quarter 2010 earnings conference calls.

Q Investments, therefore, urges unitholders to vote their GREEN Proxy Card FOR the Distribution Resolution.

THE SPECIAL MEETING

Record Date, Quorum and Voting

According to the Partnership Agreement, a special meeting of the unitholders may be called by one or more unitholders owning at least ten percent of the aggregate Percentage Interest (as defined therein) held by unitholders. To call a special meeting, a unitholder must deliver a written call to the General Partner stating that the unitholder wishes to call a meeting and indicating the purposes for which the meeting is to be called. Section 15.4 of the Partnership Agreement provides, in relevant part, that, if a special meeting is called by one or more unitholders, the General Partner is obligated to send a notice of the special meeting to the Company's unitholders within ten days after receipt of such a call (or such later time as may be reasonably necessary for the Company to comply with certain applicable statutes, rules, regulations or similar requirements).

Furthermore, under the Partnership Agreement, amendments to the Partnership Agreement may be proposed by one or more of the Company's unitholders of record that hold at least ten percent of the Company's outstanding Units. Once an amendment is proposed by the requisite ten percent of the outstanding Units, the General Partner is then obligated to either seek the written approval of the requisite Percentage Interest or to call a meeting of the unitholders to consider and vote on the proposed amendment. Q Investments currently owns the requisite number of Units to call the Special Meeting and to propose its amendments to the Partnership Agreement to the General Partner.

The General Partner is authorized by the Partnership Agreement to fix the record date for any meeting of the unitholders, which date shall not be more than sixty nor less than ten days prior to the date of such meeting. The close of business on ________ _____, 2010 (the "Record Date") has been established as the record date for determining unitholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. To Q Investments' best knowledge, at the Record Date, the number of Units issued and outstanding and entitled to vote was approximately __________.

Unitholders of record will vote together as a single class on all matters presented at the Special Meeting. Each unitholder is entitled to cast one vote per outstanding Unit on each of the proposals. Accordingly, Q Investments, as the beneficial owner of 10,021,418 Units, is entitled to 10,021,418 votes on each of the proposals, or approximately 18.1% of all votes entitled to be cast at the Special Meeting. The holders of a majority of the Units issued and outstanding and entitled to vote at the Special Meeting must be represented in person or by proxy in order to constitute a quorum.

Q Investments' proposed amendments to the Partnership Agreement must be approved by both the General Partner and the holders of a majority of the Units outstanding (unless certain legal opinions are not provided to the General Partner, in which case the holders of eighty-five percent of the Units outstanding must approve the amendments.) Q Investments does not believe that its proposed amendments will trigger any of the concerns to be addressed by such legal opinions and, therefore, believes that the majority approval threshold will apply rather than the eighty-five percent threshold. Unitholders should note that, even if approved by the majority of the Units present in person or by proxy and entitled to vote at the Special Meeting, the Separation of Chairman and Chief Executive Officer Resolution and the Distribution Resolution will not be binding upon the Company unless approved by the General Partner. Q Investments believes, however, that the expression of unitholder views through the vote for such resolutions will send a strong message to the Company. Abstentions will be counted for purposes of establishing a quorum at the Special Meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Special Meeting. If you are a unitholder of record on the Record Date, then you will retain your voting rights for the Special Meeting even if you sell your Units after the Record Date. Accordingly, it is important that you vote the Units held by you on the Record Date or grant a proxy to vote such Units on the GREEN proxy card even if you sell such Units after the Record Date.

If your Units are held in the name of a brokerage firm, bank nominee or other institution on the Record Date, only it can vote such Units and only upon receipt of your specific instructions. Therefore, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card. You may also vote by telephone or Internet. Please refer to your GREEN proxy card for the Internet address and toll-free number.

Effect of the Green Proxy Card

Q Investments is soliciting (i) FOR the Separation of Chairman and Chief Executive Officer Resolution and (ii) FOR the Distribution Resolution. By executing Q Investments' GREEN proxy card, a unitholder will revoke any earlier dated proxy card that such unitholder may have signed, including proxy cards solicited by the Company. Units represented by the GREEN proxy card will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, in accordance with the recommendations of Q Investments contained in this Proxy Statement as to all Units represented by that proxy card.

Any unitholder executing and delivering Q Investments' enclosed GREEN proxy card may revoke such action by duly executing a later-dated proxy or executing and delivering an instrument expressly revoking the proxy to Q Investments, in care of D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, or by attending and voting at the Special Meeting. ONLY YOUR LATEST DATED PROXY FOR THE SPECIAL MEETING WILL COUNT.

Q Investments knows of no matters to be presented for action at the Special Meeting other than those specified in this Proxy Statement. Should any other matter properly come before the Special Meeting, the GREEN proxy cards held by Q Investments will be voted upon these other matters in accordance with the best judgment of the persons voting such GREEN proxy cards.

Q Investments respectfully requests that you not return any proxy cards sent to you by the Company. If you have returned a Company proxy card, even if to withhold authority to vote, you may change your vote to vote FOR Q Investments' two Special Meeting Proposals by marking, signing, dating and returning Q Investments' enclosed GREEN proxy card in the enclosed postage prepaid envelope, which must be dated after any proxy cards you may have submitted to the Company. If your Units are held by a brokerage firm, bank nominee or other institution, you may also submit a later-dated proxy by using the enclosed GREEN proxy card to vote by telephone or by Internet. ONLY YOUR LATEST DATED PROXY FOR THE SPECIAL MEETING WILL COUNT. Regardless of how many Units you own, your vote is very important.

SPECIAL MEETING PROPOSALS

Proposal No. 1: Separation of Chairman and Chief Executive Officer Resolution

Unitholders are asked to consider and vote upon the Separation of Chairman and Chief Executive Officer Resolution:

RESOLVED, that the Company's Fifth Amended and Restated Agreement of Limited Partnership be amended by the addition of a new Section 6.2(d) reading as follows:

"Separation of Chairman and Chief Executive Officer Positions. The General Partner shall, as soon as possible, adopt and implement a policy requiring that the chairman of its board of directors be an independent director who is not, and has never been, an officer of the General Partner or its affiliates. Such policy shall specify how to select a new independent chairman if a current chairman ceases to be independent."

Q Investments recommends a vote FOR the Separation of Chairman and Chief Executive Officer Resolution.

Proposal No. 2: Distribution Resolution

Unitholders are asked to consider and vote upon the Distribution Resolution:

RESOLVED, that the Company's Fifth Amended and Restated Agreement of Limited Partnership be amended by the addition of a new sentence to the end of Section 5.3(a) reading as follows:

"The General Partner shall make dividend distribution a higher priority than debt repayment and shall take every action possible, including seeking necessary amendments to loan agreements, indentures and other documentation, to implement such distribution with the goal of returning to close to historical distribution levels based upon earnings."

Q Investments recommends a vote FOR the Distribution Resolution.

BACKGROUND

Who is Q Investments?

Q Funding III, L.P., a Texas limited partnership, and Q4 Funding, L.P., a Texas limited partnership, are both part of the "Q Investments" family of funds, a group of private investment firms overseen by Geoffrey Raynor and located in Fort Worth, Texas. Mr. Raynor controls both of these entities.

Q Investments' Involvement and Discussions with the Company

Q Investments currently owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 10,021,418 Units, or approximately 18.1% of the Units outstanding. In January of 2010, Q Investments informed the Company that Q Investments intended to vote against the Company's previously announced merger transaction providing for the acquisition of the Company by Siddur Holdings, Ltd., an entity controlled by affiliates of Apollo Global Management ("Apollo" and, such transaction, the "Merger Transaction"). In addition, on February 18, 2010, Q Investments commenced a solicitation exempt from the proxy rules to urge all other unitholders to do the same, as Q Investments believed that the proposed Merger Transaction substantially undervalued the Company. During this time, and at the Company's request, Q Investments also met with various representatives of the Company to discuss the Merger Transaction and other strategic alternatives available to the Company.

On March 9, 2010, Q Investments issued a press release announcing that three leading independent proxy advisory firms had advised their clients to vote against the Merger Transaction. Then, on March 15, 2010, the Company announced that it had postponed the meeting on the Merger Transaction, which had been scheduled for March 16, 2010, to April 8, 2010 for the purposes of soliciting additional votes and proxies and giving unitholders additional time to consider and vote on the proposed Merger Transaction. In response to this announcement, Q Investments sent a letter to the Company expressing its concerns regarding reports that the Company was in continued discussions with Apollo about an increased offer price and its disappointment in the delay of the special meeting given that the delay hindered the Company's ability to pursue strategic alternatives.

On April 5, 2010, the Company announced that it had terminated the pending Merger Transaction and that it had adopted a unitholder rights plan or "poison pill." After engaging in conversations with the Company and other interested parties about the future of the Company, on April 28, 2010, Q Investments sent a letter to the Company stating that it had engaged an executive search firm to identify independent and qualified candidates to serve on the Board and that it intended to nominate and solicit proxies in support of such independent candidates for election to the Board at the Company's 2010 annual meeting. Numerous conversations between Q Investments and the Company resulted in the Company's announcement, on May 5, 2010, that it had reached an agreement with Q Investments that allowed Q Investments to participate in the nomination of the two new independent directors to the Board.

During the month of May 2010, Q Investments and the Company exchanged letters relating to the refinancing of the Company's debt and, in connection therewith, the renegotiation of the covenant restriction preventing cash distributions to the unitholders. The Company attempted to refinance its existing debt in May 2010 but was unable to do so. On July 15, 2010, the Company commenced a private offering of senior unsecured notes. The note offering closed on July 29, 2010, and, in conjunction therewith, the Company terminated its existing credit facilities and entered into a new credit facility which, among other things, limits the Company's ability to make cash distributions to unitholders in excess of approximately $0.36 per Unit per annum for the foreseeable future.

VOTING SECURITIES OUTSTANDING

     The following tables provide information as to the beneficial ownership of the Units by Q Investments, each current director and named executive officer of the Company, all current directors and named executive officers of the Company as a group and each other person who owns beneficially 5% or more of the Units. Except as stated otherwise below, the information for current directors, named executive officers and for all directors and executive officers as a group has been taken from the Company's proxy statement for the 2010 annual meeting of unitholders filed by the Company with the Securities and Exchange Commission on April 30, 2010 (the "Company Proxy Statement"). The information for Neuberger Berman LLC, as the beneficial holder of 5% or more of the Units, has been taken from its most recent filing on Schedule 13G with the Securities and Exchange Commission. Although Q Investments has no reason to believe that any such information is inaccurate or incomplete, Q Investments has undertaken no independent investigation of such information and does not assume any responsibility for its accuracy or completeness.

Ownership by Q Investments

Name And Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Units(2)

Q Funding III, L.P. 301 Commerce Street Suite 3200 Fort Worth, Texas 76102	3,683,325(3)	6.7%(4)
Q4 Funding, L.P. 301 Commerce Street Suite 3200 Fort Worth, Texas 76102	2,687,276(5)	4.9%(6)
Geoffrey Raynor 301 Commerce Street Suite 3200 Fort Worth, Texas 76102	10,021,418(7)	18.1%(8)

(1) In addition to the Units reported herein, certain other members of the "Q Investments" family of funds, namely Amalgamated Gadget, L.P. on behalf of R2 Investments, LDC (collectively, "R2"), currently have long economic exposure to 550,900 Units (less than 1% of the outstanding Units) through cash-settled equity swaps (the "Equity Swaps") under which the profit to R2 will be based upon any increase in value in Units and the loss to R2 will be based upon any decrease in the value of Units over the term of the transactions. The Equity Swaps may only be settled in cash and do not give R2 direct or indirect voting, investment or dispositive control over any Units and do not require the counterparty thereto to acquire, hold, vote or dispose of any securities of the Company. With respect to the Equity Swaps, R2 disclaims beneficial ownership over any Units.

(2) In the aggregate, Q Investments beneficially owns 10,021,418 Units, or approximately 18.1% of the Company's outstanding Units. The percentage of aggregate beneficial ownership was arrived at by dividing 10,021,418 Units by the 55,324,273 Units reported as outstanding as of August 1, 2010 in the Company's Quarterly Report on 10-Q for the quarterly period ended June 27, 2010 filed by the Company with the Securities and Exchange Commission on August 6, 2010 (the "Company Quarterly Report").

(3) Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), Q Funding III, L.P. ("Q3") may be deemed to be the beneficial owner of these 3,683,325 Units (the "Q3 Units") and, acting through its sole general partner, Prufrock Onshore, L.P., a Texas limited partnership ("Prufrock"), has sole voting and dispositive power with respect to the Q3 Units. Furthermore, pursuant to Rule 13d-3 of the Act, each of Prufrock and J Alfred Onshore, LLC, a Texas limited liability company ("J Alfred"), as the sole general partner of Prufrock, may be deemed to be the beneficial owner of the Q3 Units because of their respective positions as direct general partner and ultimate general partner of Q3, and, in light of such positions, each has sole voting and dispositive power with respect to the Q3 Units. Finally, pursuant to Rule 13d-3 of the Act, Geoffrey Raynor ("Raynor") may be deemed to be the beneficial owner of the Q3 Units because of his position as the person who controls J Alfred, and, in light of such position, he has the sole voting and dispositive power with respect to the Q3 Units. As specified in Note 2 above, Q Investments in the aggregate beneficially owns 10,021,418 Units, or approximately 18.1% of the Company's outstanding Units, and, for the reasons set forth both in this Note 3, Note 5 and Note 7, Raynor may be deemed to be the beneficial owner of all 10,021,418 Units and has the sole voting and dispositive power with respect to all such Units.

(4) The percentage of beneficial ownership was arrived at by dividing 3,683,325 Units by the 55,324,273 Units reported as outstanding in the Company Quarterly Report.

(5) Pursuant to Rule 13d-3 of the Act, Q4 Funding, L.P. ("Q4") may be deemed to be the beneficial owner of these 2,687,276 Units (the "Q4 Units") and, acting through its sole general partner, Star Spangled Sprockets, L.P., a Texas limited partnership ("Star"), has sole voting and dispositive power with respect to the Q4 Units. Furthermore, pursuant to Rule 13d-3 of the Act, each of Star and Excalibur Domestic, LLC, a Texas limited liability company ("Excalibur"), as the sole general partner of Star, may be deemed to be the beneficial owner of the Q4 Units because of their respective positions as direct general partner and ultimate general partner of Q4, and each has sole voting and dispositive power with respect to the Q4 Units. Finally, pursuant to Rule 13d-3 of the Act, Raynor may be deemed to be the beneficial owner of the Q4 Units because of his position as the person who controls Excalibur, and, in light of such position, he has the sole voting and dispositive power with respect to the Q4 Units. As specified in Note 2 above, Q Investments in the aggregate beneficially owns 10,021,418 Units, or approximately 18.1% of the Company's outstanding Units, and, for the reasons set forth both in this Note 5, Note 3 and Note 7, Raynor may be deemed to be the beneficial owner of all 10,021,418 Units and has the sole voting and dispositive power with respect to all such Units.

(6) The percentage of beneficial ownership was arrived at by dividing 2,687,276 Units by the 55,324,273 Units reported as outstanding in the Company Quarterly Report.

(7) In his capacity as the ultimate control person of each of Q3 and Q4 and because of his direct and indirect ownership of 3,650,817 Units through entities and trusts for his benefit, Raynor may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of an aggregate of 10,021,418 Units and has the sole voting and dispositive power with respect to all such Units.

(8) The percentage of beneficial ownership was arrived at by dividing 10,021,418 Units by the 55,324,273 Units reported as outstanding in the Company Quarterly Report.

Ownership by Principal Unitholders (5% or Greater Unitholders (other than Q Investments))

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Units

Neuberger Berman LLC 605 Third Avenue New York, NY 10158	6,689,990(2)	12.0920%

(1) Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated in the notes to this table, the percentage of beneficial ownership of the Units is based on 55,324,273 Units outstanding as of August 1, 2010 as reported in the Company Quarterly Report.

(2) Based on the information in a Schedule 13G filed by Neuberger Berman LLC ("NB") on July 12, 2010. Pursuant to this Schedule 13G, NB reported that it was the beneficial owner of such Units and stated that it had shared voting power with respect to 5,805,984 of such Units, sole voting power with respect to none of such Units, shared dispositive power with respect to all such Units and sole dispositive power with respect to none of such Units. Q Investments is unaware of any subsequent change in NB's beneficial ownership.

Ownership by Current Directors and Named Executive Officers
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)					Percent of Units(3)
	Beneficial Ownership	Investment Power		Voting Power
		Sole	Shared	Sole	Shared

Richard L. Kinzel	1,925,150(4)	1,496,077	429,073	1,496,077	429,073	3.5%

Jacob T. Falfas	114,880(5)	114,880	-	114,880	-	*

Peter J. Crage	11,594	11,594	-	11,594	-	*

Richard A. Zimmerman	10,000	10,000	-	10,000	-	*

H. Philip Bender	48,538(6)	48,538	-	48,538	-	*

Darrel D. Anderson	19,890	19,890	-	19,890	-	*

Richard S. Ferreira	26,099(7)	22,004	4,095	22,004	4,095	*

Michael D. Kwiatkowski	2,090	2,090	-	2,090	-	*

David L. Paradeau	7,838(8)	7,838	-	7,838	-	*

Steven H. Tishman	41,396	41,396	-	41,396	-	*

C. Thomas Harvie	9,862	9,862	-	9,862	-	*

Eric Affeldt	8,000(9)	unknown	unknown	unknown	unknown	*

John M. Scott III(10)	-	-	-	-	-	-

All directors and executive officers as a group (17 persons) (11)	2,271,151	1,828,698	434,453	1,828,698	434,453	4.1%

_____________

* Less than 1% of outstanding Units.

(1) Unless otherwise indicated in the footnotes to this table, the address for each person named in this table is One Cedar Point Drive, Sandusky, Ohio 44870.

(2) Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Act") and is based on the information in the Company Proxy Statement. Q Investments is unaware of any subsequent changes in the beneficial ownership of the Company other than (i) the addition of two new directors--Eric Affeldt and John M. Scott III--and their respective beneficial ownership interests (if any), and (ii) the resignation of Jacob Falfas from his position with the Company effective June 12, 2010 and the immediate ceasing of his compensation and benefits as of such date. These items are addressed in the footnotes below to this table.

(3) Unless otherwise indicated in the notes to this table, the percentage of beneficial ownership of the Units is based on 55,324,273 Units outstanding as of August 1, 2010. Each beneficial owner's ownership percentage has been calculated assuming full exercise of outstanding options to purchase Units, if any, exercisable by such owner within 60 days after January 31, 2010, but no exercise of outstanding options covering Units held by any other person. The ownership percentage of the directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the directors and executive officers as a group have the right to exercise within sixty days after January 31, 2010, but no exercise of outstanding options covering Units held by anyone outside that group.

(4) Consists of 1,496,077 Units as to which Mr. Kinzel has sole voting and investment power (which includes 1,256,077 Units beneficially owned as of April 16, 2010 and 240,000 Units that Mr. Kinzel has the right to acquire within 60 days of April 16, 2010 through the exercise of options); and 429,073 Units for which he has shared voting and investment power. Included in the shared position are 381,916 Units held by a corporation of which Mr. Kinzel (together with former executives of the General Partner) is a shareholder, and which Mr. Kinzel is deemed to beneficially own under Rule 13d-3 of the Act by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 330,296 of these Units. The Units owned by the corporation have been counted only once in the total of the directors and executive officers as a group.

(5) Consists of 114,880 Units as to which Mr. Falfas had sole voting and investment power (including 99,880 Units beneficially owned as of April 16, 2010 and 15,000 Units that Mr. Falfas had the right to acquire within sixty days of April 16, 2010 through the exercise of options); and 2,629 Units for which Mr. Falfas had shared voting and investment power. Pursuant to the Company's Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 17, 2010, Mr. Falfas resigned his position as Chief Operating Officer of the Company effective as of June 12, 2010. All compensation and benefits pursuant to his employment agreement ceased on such date.

(6) Consists of 27,538 Units beneficially owned by Mr. Bender as of April 16, 2010 and 21,000 Units that he has the right to acquire within sixty days after April 16, 2010 through the exercise of options, as to all of which Mr. Bender has sole voting and investment power.

(7) Consists of 22,004 Units as to which Mr. Ferreira has sole voting and investment power (including 21,604 Units beneficially owned as of April 16, 2010 and 400 Units that he has the right to acquire within sixty days after April 16, 2010 through the exercise of options); and 4,095 Units for which he has shared voting and investment power.

(8) Consists of 7,438 Units beneficially owned by Mr. Paradeau as of April 16, 2010 and 400 Units that he has the right to acquire within sixty days after April 16, 2010 through the exercise of options, as to all of which Mr. Paradeau has sole voting and investment power.

(9) Based on the information in a Form 4 filed by Mr. Affeldt on September 14, 2010. Pursuant to this Form 4, Mr. Affeldt reported that he was the beneficial owner of 8,000 Units and that he owned them directly. Q Investments is unaware of any other information with respect to Mr. Affeldt's beneficial ownership of Units other than the information provided by this Form 4.

(10) Based on the information in a Form 3 filed by Mr. Scott on June 17, 2010. Pursuant to this Form 3, Mr. Scott reported that he did not beneficially own any Units. Q Investments is unaware of any other information with respect to Mr. Scott's beneficial ownership of Units other than the information provided by this Form 3.

(11) The Unit amounts listed include a total of 298,600 Units that all current directors and executive officers as a group have vested options to acquire within sixty days from April 16, 2010.

CERTAIN ADDITIONAL INFORMATION

The rules of the Securities and Exchange Commission require Q Investments to make available to unitholders certain additional information with respect to those persons and entities that may be deemed participants in Q Investments' solicitation (each, including all the entities specified in the following paragraph, a "Participant").

 The number of Units owned, of record or beneficially, by Q Investments is set forth above under "Voting Securities Outstanding - Ownership by Q Investments" and the notes thereto. Q Funding III, L.P. is a Texas limited partnership, the sole general partner of which is Prufrock Onshore, L.P., a Texas limited partnership ("Prufrock"). The sole general partner of Prufrock is J Alfred Onshore, LLC, a Texas limited liability company ("J Alfred"). Q4 Funding, L.P. is a Texas limited partnership, the sole general partner of which is Star Spangled Sprockets, L.P., a Texas limited partnership ("Star"). The sole general partner of Star is Excalibur Domestic, LLC, a Texas limited liability company ("Excalibur"). Geoffrey Raynor controls both J Alfred and Excalibur.

In addition to the Units reported herein, certain other members of the "Q Investments" family of funds, namely Amalgamated Gadget, L.P. on behalf of R2 Investments, LDC (collectively, "R2"), currently have long economic exposure to 550,900 Units through cash-settled equity swaps (the "Equity Swaps") under which the profit to R2 will be based upon any increase in value in Units and the loss to R2 will be based upon any decrease in the value of Units over the term of the transactions. The Equity Swaps may only be settled in cash and do not give R2 direct or indirect voting, investment or dispositive control over any Units and do not require the counterparty thereto to acquire, hold, vote or dispose of any securities of the Company. With respect to the Equity Swaps, R2 disclaims beneficial ownership over any Units.

Any persons identified herein as Participants may, without compensation, make solicitations through personal contact or by telephone. Q Investments intends to reimburse any such person for such person's reasonable expenses in connection therewith.

Except as set forth herein, neither Q Investments, any of the other Participants nor any of their respective associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon with respect to this solicitation.

THE SOLICITATION

      The entire cost of the solicitation of proxies by Q Investments will be borne by Q Investments. Q Investments estimates that total expenditures relating to such solicitation, including D. F. King's fees and expenses, will be approximately $310,000, of which approximately $40,000 has been expended to date. Proxies will be solicited by mail, advertisement, telephone, electronic mail and in person. The persons identified as Participants herein may, without additional compensation, make solicitations through personal contact or by telephone, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send solicitation material to their principals. Q Investments will reimburse any such person for his reasonable expenses. In addition, Q Investments has retained D. F. King to assist in the solicitation of proxies on behalf of Q Investments for a fee of $166,000 and reimbursement for its direct and indirect expenses. Q Investments cannot now determine how many persons will be used by D. F. King in its solicitation efforts but anticipates approximately 25 such persons will be used. Q Investments also expects to agree to indemnify D. F. King against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

OTHER INFORMATION

According to the Company Proxy Statement, any unitholder who intends to present a proposal at the 2011 annual meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for the 2011 meeting must deliver the proposal to the Company at its principal executive offices not later than December 31, 2010. Any unitholder who intends to present a proposal at the 2011 annual meeting of unitholders other than for inclusion in the Company's proxy statement and form of proxy must deliver the proposal to the Company at its executive offices not later than March 16, 2011 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 16, 2011, the Company reserves the right to exercise discretionary voting authority. Please note that, because Q Investments was not involved in the preparation of the Company Proxy Statement, it cannot reasonably confirm the accuracy or completeness of certain information contained in the Company Proxy Statement.

IMPORTANT

Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Units you own.

         1.

If your Units are registered in your own name, please sign, date and mail the enclosed GREEN proxy card to D.F. King & Co., Inc. ("D.F. King"), in the postage-paid envelope provided today.

         2.

If your Units are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GREEN proxy card with respect to your Units and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GREEN proxy card in the postage-paid envelope provided, and to ensure that your Units are voted, you should also contact the person responsible for your account and give instructions for a GREEN proxy card to be issued representing your Units. You may also vote by telephone or Internet. Please refer to your GREEN proxy card for the Internet address and toll-free telephone number.

         3.

If you have previously signed and returned a proxy card sent to you by the Company, you have every right to change your vote. Only your latest dated card will count. You may revoke any Company proxy card already sent to the Company by signing, dating and mailing the enclosed GREEN proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation or a later dated proxy for the Special Meeting to D.F. King, or by voting in person at the Special Meeting.

          4.

After signing the enclosed GREEN proxy card, do not sign or return any proxy cards sent to you by the Company unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your Units, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Unitholders Call Toll-Free: (800) 488-8075
Banks and Brokerage Firms Call: (212) 269-5550

PRELIMINARY COPY--FOR THE INFORMATION OF
THE SECURITIES AND EXCHANGE COMMISSION ONLY

CEDAR FAIR, L.P.

       THIS PROXY IS SOLICITED ON BEHALF OF EACH OF Q FUNDING III, L.P. AND Q4 FUNDING, L.P. (TOGETHER WITH GEOFFREY RAYNOR, COLLECTIVELY, "Q INVESTMENTS") IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF CEDAR FAIR, L.P. FOR THE SPECIAL MEETING TO BE HELD ON __________, 2010, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

THE UNDERSIGNED hereby constitute(s) and appoint(s) Edward T. McCarthy and Robin B. Perras, and each of them, as proxies, with full power of substitution, to represent and to vote all units of Cedar Fair, L.P. (the "Company") that the undersigned would be entitled to vote if personally present at the above stated Special Meeting, and at any postponement or adjournment thereof, as instructed below. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

_________________________________________________________________________________

1. SEPARATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER RESOLUTION

Q Investments recommends a vote FOR the Separation of Chairman and Chief Executive Officer Resolution.

1. Separation of Chairman and Chief Executive Officer Resolution. A resolution of the unitholders of the Company to amend the Company's Partnership Agreement so as to require that the General Partner adopt and implement a policy requiring that the chairman of its board of directors be an independent director who is not, and has never been, an officer of the General Partner or its affiliates.

FOR [    ]                    AGAINST [    ]                    ABSTAIN [    ]

___________________________________________________________________________________

2. DISTRIBUTION RESOLUTION

Q Investments recommends a vote FOR the Distribution Resolution.

2. DISTRIBUTION RESOLUTION. A resolution of the unitholders of the Company to amend the Company's Partnership Agreement so as to make dividend distribution a higher priority than debt repayment and to take all actions necessary to implement such distribution with the goal of returning to close to historical distribution levels based on earnings.

FOR [    ]                    AGAINST [    ]                    ABSTAIN [    ]

.

_____________________________________

(Continued and to Be Signed on the Other Side)

PROXY (Continued From Other Side)

This Proxy will be voted in accordance with the undersigned unitholder's specifications hereon. In the absence of such specifications, the Proxy will be voted (i) FOR the Separation of Chairman and Chief Executive Officer Resolution and (ii) FOR the Distribution Resolution. As to such other matters as properly may come before the Special Meeting and that were unknown to Q Investments a reasonable time before the solicitation, this Proxy will be voted by the proxies named on the reverse hereof according to their discretion.

                                                                                          Dated: __________________________________

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                                                                                          ________________________________________
                                                                                                         (Signature)

                                                                                          ________________________________________
                                                                                                          (Title)

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                                                                                          ________________________________________
                                                                                                         (Signature, if held jointly)

Please sign exactly as your name appears hereon. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Please vote, date, sign and return this Proxy promptly using the enclosed prepaid envelope.